Exhibit 99.1

AFVS Opens Hybrid Bus Factory Through Joint Venture in China

November 20, 2006

AFV Solutions, Inc. (OTCBB:AFVS), a diversified energy company, has entered into a joint venture agreement with Baolong (Group) Company, Ltd. a Chinese multi-purpose vehicle manufacturer, to further enhance AFV's production and assembly capacity as well as the expansion of all sales, marketing and distribution of the AFV hybrid electric, CNG and LPG buses.

AFV Solutions, Inc ("AFVS") and Baolong (Group) Company, Ltd. ("BGL") shall work as a team to jointly market, sell, manufacture and/or assemble light to heavy duty hybrid vehicles. AFV Solutions will acquire patents, licensing agreements and intellectual property in addition to acquiring manufacturing and/or assembly facilities, property, plant and equipment. The Baolong Group Limited facilities are located in Guangzhou, China and currently consist of approximately 840,000 sq. ft. manufacturing facility of which approximately 560,000 sq. ft. is solely dedicated to manufacturing and assembly allowing for the capacity to produce up to 5,000 light to heavy duty vehicles annually.

Baolong Group Limited has gained extensive knowledge and experience in the international marketplace through its involvement in all aspects of commercial vehicle evolution. The Baolong Group Limited management team has had key involvement in the development of commercial hybrid transportation including multi-passenger and single passenger vehicles.

AFV anticipates immediate availability of hybrid transportation into the international markets and has already initiated regulatory compliance with U.S. NHSTA/DOT in order to expedite the importing of products to the U.S. market place.

"This agreement is an exciting next step in AFV's efforts to deliver environmentally sound commercial hybrid transportation to the world market in a timely and efficient manner," said Mr. Richard Steele, AFV's newly appointed Chief Executive Officer. "The combination of Baolong's facilities and their hybrid technology and manufacturing expertise, are instrumental in furthering our efforts." Mr. Steele further went on to say, "after a year of developing relationships from Hong Kong and throughout China, this agreement signifies the beginning of AFV's entrance into satisfying the world wide demand for cleaner air, environmentally sensitive, and fuel efficient commercial transportation."

About Baolong (Group) Company, Ltd.

Baolong Group Limited operates a factory in Guangzhou, China. Baolong Group Limited integrates production, sales and service of special purpose vehicles, MPV, coaches and other commercial use vehicles. Baolong Group Limited through its affiliations and partners are one of a few private enterprises in China that have the "Full Automobile Assembling License."

About AFV Solutions

AFVS is a diversified energy company dedicated to seeking alternatives to petroleum as a fuel for transportation. It offers options to seeking alternatives to gasoline users through propane and compressed natural gas conversions. Utilizing advanced technologies, AFVS provides immediate results in terms of fuel economy, a cleaner environment and cost savings. AFVS researchers also are exploring ways to obtain a higher ethanol yield than is currently possible, working to create on-board hydrogen generation for vehicle applications. The company will have pictures and updates available at www.afvsolutions.com

Forward-Looking Statements

The statements in this press release regarding any statements which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to costs and difficulties related to seeking investment and joint venture candidates, the viability of the alternative fuel industry, ability of AFV to successfully compete in the alternative fuel industry, any benefits to be derived from the new EPA certifications, AFV's ability to successfully market its conversion systems; access to corporate financing, costs, delays and any other difficulties related to AFVS' business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the U.S. Securities and Exchange Commission. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

5W Public Relations

Mark Cohen, 212-999-5585

or

AFV Solutions

Brenda Henrichsen, 949-748-6600